Exhibit 99.1

Leading Independent Proxy Advisory Firms Glass Lewis and Egan-Jones Recommend

Shareholders Vote “FOR” ALL JDSU Director Nominees

JDSU Comments on ISS Report

JDSU Encourages Shareholders to Vote “FOR” ALL JDSU Director Nominees

Milpitas, CA, November 24, 2014 – JDSU (NASDAQ: JDSU) today noted that leading independent proxy advisory firms Glass Lewis & Co., LLC and Egan-Jones Proxy Services have recommended that JDSU shareholders vote “FOR” the election of ALL JDSU director nominees at the Company’s 2014 Annual Meeting of Stockholders to be held on December 5, 2014. The JDSU Board encourages shareholders to vote “FOR” ALL of JDSU’s director nominees: Keith Barnes, Timothy Campos, Penelope A. Herscher, Masood A. Jabbar, Martin A. Kaplan and Thomas Waechter.

The Company also issued the following statement regarding a recent report by Institutional Shareholder Services Inc. (“ISS”) recommending that JDSU shareholders vote “FOR” the election of all JDSU director nominees with the exception of Martin Kaplan, and “FOR” the remaining JDSU proposals:

We are pleased that ISS recognizes JDSU’s continued efforts to drive shareholder value through the proposed spin-off of its CCOP business unit and the efficient use of its assets, including NOLs. The JDSU Board and management team continually review the Company’s strategic priorities and opportunities, and regularly engage with its shareholders. As such, JDSU’s plan to separate into two publicly traded companies followed the Board’s detailed, comprehensive and thorough review of the Company’s portfolio, business objectives and all other strategic alternatives, as well as extensive shareholder feedback.

However, JDSU disagrees with the conclusions in ISS’ report regarding the Company’s corporate governance practices and believes it is important to correct certain factual inaccuracies. No shareholder, either orally or in writing, has asked JDSU at any time to include a proposal in the Company’s proxy statement for JDSU’s 2014 annual meeting of stockholders. Additionally, no shareholder has indicated to JDSU at any time that it intended to submit an alternate slate of directors. In fact, ISS’ report notes that Sandell Asset Management stated to ISS that Sandell never had any intention of submitting an alternate slate of directors.

In addition, the changes to JDSU’s bylaws referenced by ISS were undertaken this past spring, months before JDSU received notice of Sandell’s intent to present a proposal in person at JDSU’s next annual meeting, known as a “floor proposal.” JDSU immediately acknowledged receipt of the floor proposal and has not attempted at any time to exclude the floor proposal from the annual meeting. To the contrary, JDSU specifically referenced the receipt of the floor proposal and quoted the substantive text in its proxy statement. Sandell was free to file its own proxy materials to solicit votes for its shareholder proposal and the other annual meeting proposals, including the election of directors.

The conclusions reached in the ISS report suggesting that JDSU acted to exclude a valid shareholder proposal or shut down the option for Sandell to nominate directors are not consistent with the facts. On the contrary, the JDSU Board has a proven track record of being a strong promoter of shareholder rights and maintaining corporate governance best practices. JDSU’s Board frequently enhances its governance structure and practices, which include shareholder-friendly attributes such as:

•	Majority vote standard for non-contested director elections;

•	A declassified Board;

•	Simple majority voting standard to amend bylaws / charters;

•	All directors except the CEO are independent;

•	Independent Board Chairman with substantive role and responsibilities; and

•	Appropriate balance of tenured experience and new perspectives.

JDSU further notes that both of the other two leading proxy recommendation firms, Glass Lewis & Co., LLC and Egan-Jones Proxy Services, have recommended that JDSU shareholders vote “FOR” ALL of JDSU’s director nominees.

The JDSU Board is committed to acting in the best interests of all shareholders and maintaining its commitment to best in class corporate governance practices. We encourage shareholders to protect the value of their investment by fully supporting JDSU’s Board, which is made up of eight highly engaged, skilled, and experienced directors.

The JDSU Board encourages shareholders to vote “FOR” ALL six JDSU director nominees: Keith Barnes, Timothy Campos, Penelope A. Herscher, Masood A. Jabbar, Martin A. Kaplan and Thomas Waechter.

If shareholders have any questions or require any assistance in voting their shares, please contact JDSU’s proxy solicitor, D.F. King & Co., Inc. at (866) 796-7179 or jdsu@dfking.com.

About JDSU

JDSU (NASDAQ: JDSU) innovates and collaborates with customers to build and operate the highest-performing and highest-value networks in the world. Our diverse technology portfolio also fights counterfeiting and enables high-powered commercial lasers for a range of applications. Learn more about JDSU at www.jdsu.com and follow us on JDSU Perspectives, Twitter, Facebook and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include the Company’s plans to separate the business into two publicly traded companies and the anticipated benefits, savings, and other impacts of the separation. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected including the requirement to obtain certain approvals, the ability to retain key employees, the ability to recognize anticipated cost savings, the ability of each company to function as a stand-alone entity, customer retention and financing risks. The Company also faces risks related to the operation of its existing business segments which are described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed August 26, 2014 and Quarterly Report on Form 10-Q filed November 4, 2014. Please refer to these filings for additional factors that could cause actual results to materially differ from current expectations. The forward-looking statements included in this presentation are made only as of today’s date. The Company undertakes no obligation to update these statements.

Contact Information

Press: Jim Monroe, 240-404-1922, or jim.monroe@jdsu.com

Joele Frank, Wilkinson Brimmer Katcher

Matt Sherman, 212-355-4449

Jed Repko / Eric Brielmann, 415-869-3950

Investors: Bill Ong, 408-546-4521, or bill.ong@jdsu.com

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